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                                                                  Exhibit 23 (a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Dover Corporation on Form S-8 fine No. 33-01419 of our reports dated February 20, 1996, on our audit of (i) the consolidated financial statements of Dover Corporation as of December 31, 1995, and for the year ended December 31, 1995 which report is included in the 1995 Annual Report to Stockholders and incorporated by reference in this Annual Report on Form 10-K and (ii) the 1995 financial statement schedule of Dover Corporation which report is included in this Annual Report on Form 10-K.

                                                        Coopers & Lybrand L.L.P.

New York, New York
March 21, 1996